Exhibit 99.1

News Release

Contacts:

Kerri Joseph, IQVIA Investor Relations (kerri.joseph@iqvia.com)

+1.973.541.3558

Alissa Maupin, IQVIA Media Relations (alissa.maupin1@iqvia.com)

+1.919.923.6785

IQVIA Board of Directors Approves $2 Billion Increase in Share Repurchase Authorization

RESEARCH TRIANGLE PARK, N.C. – May 7, 2026 – IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of clinical research services, commercial insights and healthcare intelligence to the life sciences and healthcare industries, announced today that its board of directors authorized the repurchase of an additional $2 billion of IQVIA’s common stock under IQVIA’s existing equity repurchase program (the “Repurchase Program”), bringing the total remaining authorization to $3.2 billion.

The Repurchase Program does not obligate IQVIA to repurchase any particular amount of common stock, and it may be modified, extended, suspended or discontinued at any time. The timing and amount of repurchases are determined by IQVIA’s management based on a variety of factors such as the market price of IQVIA’s common stock, IQVIA’s corporate requirements, and overall market conditions. Purchases of IQVIA’s common stock may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or in privately negotiated transactions. The Repurchase Program does not have an expiration date. In addition, from time to time, IQVIA has repurchased and may continue to repurchase common stock through private or other transactions outside of the Repurchase Program. IQVIA may discontinue repurchases without notice at any time.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of clinical research services, commercial insights and healthcare intelligence to the life sciences and healthcare industries. IQVIA’s portfolio of solutions are powered by IQVIA Connected Intelligence™ to deliver actionable insights and services built on high quality health data, Healthcare grade AI®, advanced analytics, the latest technologies, and extensive domain expertise. IQVIA is committed to using AI responsibly, with AI powered capabilities built on best-in-class approaches to privacy, regulatory compliance and patient safety, and delivering AI to the high standards of trust, scalability and precision demanded by the industry. With approximately 93,000 employees in over 100 countries, including experts in healthcare, life sciences, data science, technology, and operational excellence, IQVIA is dedicated to accelerating the development and commercialization of innovative medical treatments to help improve patient outcomes and population health worldwide.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers, and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors, and scientific advances in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

IQVIAFIN

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